COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION
ARTICLES OF AMENDMENT TO ARTICLES OF ORGANIZATION OF A DOMESTIC LIMITED LIABILITY COMPANY

ARTICLES OF AMENDMENT TO AMEND THE ARTICLES OF ORGANIZATION OF

Buchanan Energy Company, LLC of Virginia

       The undersigned limited liability company, pursuant to Title 13.1, Chapter 12, Article 2 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

ONE

       The name of the limited liability company is Buchanan Generation Company, LLC of Virginia.

TWO

       The Articles of Organization of the Domestic Limited Liability Company (named in Paragraph One above) are hereby amended by changing the name to "Buchanan Energy Company of Virginia, LLC" to become effective immediately upon the filing of this amendment.

THREE

       The foregoing amendment to the articles of organization was adopted on March 14, 2002.

FOUR

       The amendment to the Articles of Organization was approved by the person who formed the limited liability company. Member action was not required because the limited liability company was formed without any members and no members have been admitted.

       The undersigned declares that the facts herein stated are true as of March 25, 2002.

/s/ Ruth R. Tolbert Ruth R. Tolbert Organizer